Exhibit (d)(2)(xxxix)
ADDENDUM TO PORTFOLIO MANAGEMENT AGREEMENT
Allianz Global Investors Fund Management LLC
1633 Broadway
New York, New York 10019
December 1, 2011
Allianz Global Investors Capital LLC
600 West Broadway
San Diego, CA 92101
Re: AGIC U.S. Managed Volatility Fund (formerly, AGIC Systematic Growth Fund) (the “Fund”)
Ladies and Gentlemen:
This will confirm the agreement between Allianz Global Investors Fund Management LLC (the “Adviser”) and Allianz Global Investors Capital LLC (the “Portfolio Manager”) as follows:
     1. Allianz Funds (the “Trust”) is an open-end management investment company organized as a Massachusetts business trust and consisting of such separate investment portfolios as have been or may be established by the Trustees of the Trust from time to time. Up to seven separate classes of shares of beneficial interest in the Trust are offered to investors with respect to each investment portfolio. The Fund is a separate investment portfolio of the Trust.
     2. The Adviser and Nicholas-Applegate Capital Management LLC (the “Prior Portfolio Manager”) entered into a Portfolio Management Agreement between the Adviser and the Prior Portfolio Manager dated July 19, 2002 (as from time to time in effect, the “Agreement”), pursuant to which the Adviser retained the Prior Portfolio Manager to provide portfolio management and other services specified in the Agreement to the Fund and certain other series of the Trust. Under a Novation of Portfolio Management Agreement dated August 25, 2010 among the Adviser, the Trust, the Prior Portfolio Manager and the Portfolio Manager, the Portfolio Manager was substituted for the Prior Portfolio Manager as a party to the Agreement and agreed to assume all rights, responsibilities and obligations of the Prior Portfolio Manager under the Agreement.
     3. As provided in paragraph 5 of the Agreement and subject to further conditions set forth therein, the Adviser shall with respect to the Fund pay the Portfolio Manager a monthly fee at the following annual rate based upon the average daily net assets of the Fund:

Fund	Fee Rate
AGIC U.S. Managed Volatility Fund	0.20%
     4. This Addendum shall take effect with respect to the Fund as of December 1, 2011, and except as set forth in Paragraph 3 shall not otherwise alter the terms of the Agreement with respect to the Fund or any other series of the Trust.
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     If the foregoing correctly sets forth the agreement between the Adviser and the Portfolio Manager, please so indicate by signing and returning to the Adviser the enclosed copy hereof.

Very truly yours,

Allianz Global Investors Fund Management LLC

By:	/s/ Brian S. Shlissel
Name:	Brian S. Shlissel
Title:	Managing Director

ACCEPTED:

Allianz Global Investors Capital LLC

By:	/s/ Charles Field

Name:	Charles Field
Title:	Managing Director, Chief Legal Officer and Secretary

[Signature Page — Addendum to Portfolio Management Agreement]